Exhibit 21.1
LIST OF REGISTRANT'S SUBSIDIARIES

State of other jurisdiction or incorporation
Baccarat Silicon, Inc.	California
Bay Semiconductor, Inc.	California
IDT Asia, Limited	Hong Kong
IDT Bulgaria EOOD	Bulgaria
IDT Canada Inc.	Canada
IDT Europe GmbH	Germany
IDT France S.A.R.L.	France
IDT Semiconductor India Private Limited	India
IDT Singapore Pte. Ltd.	Singapore
IDT Shanghai Co. Ltd.	China
Integrated Circuit Systems, Inc.	Pennsylvania
Integrated Device Technology AB	Sweden
Integrated Device Technology Chengdu Co. Ltd.	China
Integrated Device Technology GmbH	Germany
Integrated Device Technology Ireland Holding, Ltd.	Ireland
Integrated Device Technology (Israel) Ltd.	Israel
Integrated Device Technology Netherlands B.V.	The Netherlands
Integrated Device Technology S.r.l.	Italy
Integrated Device Technology Korea, Inc.	Korea
Integrated Device Technology (Malaysia) SDN. BHD	Malaysia
Integrated Device Technology UK Limited	United Kingdom
Integrated Device Technology Bermuda, Ltd.	Bermuda
Jet City Electronics Inc.	Washington
Nippon IDT G.K.	Japan
Newave Semiconductor Corporation	California
IDTI (Cayman) Limited Cayman	Cayman
IDTI (Cayman) Subsidiary Limited	Cayman
Stichting Voting Trust IDTI	The Netherlands
ZMD America LLC	California
ZMD Fareast Ltd.	Hong Kong
Senterra Ltd.	Hong Kong
Shenteran Technology Ltd.	China
GigPeak, Inc.	Delaware
Gigpotix LLC	Idaho
GigOptix-Helix AG	Switzerland
GigOptix Japan GK	Japan
GigOptix Ltd.	Israel
Gigoptix Terasquare Korea (GTK) Co. Ltd.	South Korea
BrPhotonics	Brazil

LIST OF REGISTRANT'S SUBSIDIARIES

ChipX Incorporated	Delaware
Lumera Corporation	Delaware
Endwave Corporation	Delaware
Endwave International Company Limited	Thailand
Magnum Semiconductor Inc.	Delaware
Magnum Semiconductor Holding LLC	Delaware
Magnum International Holding Inc.	Delaware
Magnum Semiconductor Canada Inc.	Canada
Magnum Semiconductor Korea Co. Ltd.	South Korea
Magnum (Beijing) Semiconductor Technology Co. Ltd.	China